Exhibit 99.1

NEWS RELEASE

Contact:	Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2019 First Quarter Results

Saint Paul, Minn., May 7, 2019 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its quarter ended March 31, 2019.

First Quarter 2019 Financial Summary

  First quarter royalties were $1.8 million, a decrease of 19 percent from the same period in the prior year.
  First quarter product sales were $1.6 million, an increase of 92 percent from the same period in the prior year.
  Operating expenses totaled $2.3 million in the first quarter of 2019, a decrease of 11 percent from the prior year period.
  Capitalized software costs in the first quarter were $419,000 compared to $66,000 in the prior year period.
  Net income for the first quarter of 2019 totaled $308,000 compared to a net loss of $17,000 in the same period in the prior year.
  Cash balance decreased to $3.9 million, down from $4.2 million at the end of the fourth quarter of 2018.

First-Quarter Results:

The 2019 first quarter revenue for Image Sensing Systems, Inc. ("ISS" or the "Company") was $3.4 million compared to $3.0 million in the first quarter of 2018. Gross margin from the first quarter of 2019 was 77 percent, an 8 percent decrease from a gross margin of 85 percent for the same period in 2018. The decrease in the gross margin percent was primarily the result of a smaller portion of total revenues from Econolite royalties compared to the first quarter of 2018.  Revenue from royalties was $1.8 million in the first quarter of 2019 compared to $2.2 million in the first quarter of 2018, a 19 percent decrease.  The decrease in royalties was due to a particularly harsh winter, which exaggerated the expected seasonality.

Exhibit 99.1

Product sales were $1.6 million in the 2019 first quarter compared to $0.8 million in the first quarter of 2018.  Autoscope video product sales and royalties were $321,000 and $1.8 million, respectively, and RTMS radar product sales were $1.3 million in the first quarter of 2019.  Product sales gross margin for the first quarter of 2019 was 58 percent, consistent with the same period in 2018.

The Company’s net income in the first quarter was $308,000, or $0.06 per diluted share, compared to net loss of $17,000, or $0.00 per diluted share, in the prior year period. The first quarter 2019 net income includes operating expenses of $2.3 million, an 11 percent decrease from the first quarter of 2018.  This decrease is primarily related to the increase in capitalized costs in the first quarter of 2019 compared to the prior year period.  During the first quarter of 2019, ISS was required to capitalize $419,000 of internal software development costs compared to $66,000 in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets, depreciation, and restructuring charges for the applicable periods, operating income for the first quarter of 2019 was $511,000 compared to $157,000 in the prior year period.

"We approached 2019 with the goal of growing top line revenue, primarily through improved sales tactics and better management of channel partners," said Chad Stelzig, CEO for ISS.  "The double-digit revenue growth realized in the first quarter was driven by strong RTMS radar sales and is an early indicator of our sales improvements yielding results.

"First quarter upside was limited by the North American Autoscope business under-performing in part due to the duration and severity of this past winter.  We realized delays in bid letting across the Northern United States and Canada.  We are working closely with our partner, Econolite, and anticipate the royalty business to recover in the coming months.

"We also welcome a new member on our executive team, Frank Hallowell, who has been appointed permanent CFO of Image Sensing Systems.  Frank brings with him over twenty years of experience in finance and operational leadership roles.  His experience at companies engaging in engineering and manufacturing uniquely positions him to influence our processes and determine how we can best leverage our financial resources to realize sustainable growth," concluded Mr. Stelzig.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

Exhibit 99.1

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 14, 2019.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended March 31,
	2019	2018
Revenue
Product sales	$1,621	$844
Royalties	1,751	2,166
	3,372	3,010
Cost of revenue	777	447
Gross profit	2,595	2,563

Operating expenses
Selling, general and administrative	1,667	1,761
Research and development	620	819
	2,287	2,580
Income (loss) from operations	308	(17)
Income (loss) before income taxes	308	(17)
Net income (loss)	$308	$(17)

Basic net income (loss) per share	$0.06	$(0.00)
Diluted net income (loss) per share	$0.06	$(0.00)

Weighted shares - basic	5,224	5,181
Weighted shares - diluted	5,243	5,181

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$3,948	$4,236
Receivables, net	3,417	3,830
Inventories	1,208	1,289
Prepaid expenses and other current assets	353	410
	8,926	9,765
Property and equipment, net	366	346
Intangible assets, net	3,586	3,317
Deferred taxes	57	56
Operating lease asset, net	370	-
	$13,305	$13,484
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$248	$878
Warranty and other current liabilities	1,891	1,969
	2,139	2,847
Non-Current liabilities
Operating lease obligation	116	-

Shareholders’ equity	11,050	10,637
	$13,305	$13,484

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three-Month Periods Ended March 31,
	2019	2018
Operating activities
Net income (loss)	$308	$(17)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	201	174
Stock-based compensation	50	85
Loss on disposal of assets	-	1
Changes in operating assets and liabilities	(375)	13
Net cash provided by operating activities	184	256

Investing activities
Capitalized software development costs	(419)	(66)
Purchases of property and equipment	(75)	(47)
Net cash used for investing activities	(494)	(113)

Financing activities
Stock for tax withholding and options exercised	(8)	(10)
Net cash used for financing activities	(8)	(10)

Effect of exchange rate changes on cash	30	(1)
Increase in cash and cash equivalents	(288)	132

Cash and cash equivalents at beginning of period	4,236	3,190
Cash and cash equivalents at end of period	$3,948	$3,322

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$9	$25

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income (loss) from operations before amortization of intangible assets, depreciation, restructuring charges and the arbitration decision for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended March 31,
	2019	2018
Income (loss) from operations	$308	$(17)
Amortization of intangible assets	150	111
Depreciation	51	63
Restructuring charges	2	-
Non-GAAP income from operations	$511	$157

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.